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                                                           OMB APPROVAL
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------                                              OMB Number:      3235-0362
FORM 5                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response.... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
[X] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[X] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
  T.L.L. Temple Foundation                     South Texas Drilling & Exploration, Inc. (PDC) Issuer (Check all applicable)
-------------------------------------------    ---------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for     ----               ---
                                                  Number of Reporting        Month/Year            Officer (give  X(1)  Other
109 Temple Blvd., Suite 300                       Person (Voluntary)         March 2001        ----        title  ---   (specify
-------------------------------------------                               -------------------              below)       below)
                 (Street)                         --------------------    5. If Amendment,
                                                                             Date of Original       -------------------------------
Lufkin,             Texas       75901-7321                                   (Month/Year)
-------------------------------------------                                                  7. Individual or Joint/Group Reporting
  (City)           (State)           (Zip)                                ------------------         (Check applicable line)

                                                                                                      Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                 X    Form Filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                (Month/      (Instr.                                   end of Issuer's     Direct         Benefi-
                                 Day/        8)                                        Fiscal Year         (D) or         cial
                                 Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                       Amount    (A) or      Price                         (I)            ship
                                                                 (D)                                       (Instr. 4)     (Instr. 4)

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Common Stock                    10/4/00      C4        800,000    A           (2)         800,000             (2)
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 2270 (3-99)
                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                    ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion               Number of
                                                                (A)     (D)    cisable Date       Title   Shares
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Series A 8% Convertible                                                                          Common
Preferred Stock              2 for 1      10/4/00       C4            400,000  Immed.            Stock    800,000
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Series B 8% Convertible                                                                          Common
Preferred Stock            6.4948 for 1   1/20/98       P4     153,915         Immed.   8/22/01  Stock    999,647           $16.25
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Series B 8% Convertible                                                                          Common
Preferred Stock            6.4948 for 1   1/20/98       P4      30,700         Immed.   8/22/01  Stock    199,390           $16.25
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
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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      -0-                     (2)
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    153,915                   (3)
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     30,700                   (4)                          (4)
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Explanation of Responses:
(1) The Reporting Persons are members of a Section 13(d) group that owns more than 10% of the issuer's common stock.
(2) These securities are directly owned by T.L.L. Temple Foundation, an owner of more than 10% of the issuer. T.L.L. Temple Foundation converted 400,000 shares of Series A Preferred Stock on October 4,
    2000 into 800,000 shares of common stock.
(3) These securities are directly owned by T.L.L. Temple Foundation, an owner of more than 10% of the issuer.
(4) These securities are directly owned by Temple Interests, L.P. and indirectly by its general partners
    Arthur Temple, III, Southwood, Inc. and ATSP Partnership, Ltd.

                                                                                             T.L.L. TEMPLE FOUNDATION

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ T.L.L. TEMPLE FOUNDATION    8/16/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                             Chairman of the Board of Trustees

Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 2270 (3-99)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Name:          Temple Interests, Ltd.

Address:       109 Temple Blvd., Suite 200
               Lufkin, Texas  75901-7321

Designated Filer:      T.L.L. Temple Foundation

Issuer & Ticker Symbol:       South Texas Drilling & Exploration, Inc. (PDC)

Date of Event
       Requiring Statement:   1/20/98

Signature:     TEMPLE INTERESTS, LTD.

               By:     TEMPLE SOUTHWOOD, INC.
                       its Managing General Partner


                       By: /s/ ARTHUR TEMPLE, III
                           ----------------------------------
                           Arthur Temple, III
                           President, Secretary and Treasurer




Name:          Arthur Temple, III

Address:       109 Temple Blvd., Suite 200
               Lufkin, Texas  75901-7321

Designated Filer:      T.L.L. Temple Foundation

Issuer & Ticker Symbol:       South Texas Drilling & Exploration, Inc. (PDC)

Date of Event
       Requiring Statement:   1/20/98


Signature:  /s/ ARTHUR TEMPLE, III
            -------------------------
               ARTHUR TEMPLE, III


                                Page 3 of 6 pages

Name:          Temple Southwood, Inc.

Address:       109 Temple Blvd., Suite 200
               Lufkin, Texas  75901-7321

Designated Filer:      T.L.L. Temple Foundation

Issuer & Ticker Symbol:       South Texas Drilling & Exploration, Inc. (PDC)

Date of Event
       Requiring Statement:   1/20/98

Signature:     TEMPLE SOUTHWOOD, INC.,


               By:  /s/ ARTHUR TEMPLE, III
                    -----------------------------------------
               Name:   Arthur Temple, III
               Title:  President, Secretary and Treasurer



Name:          ATSP Partnership, Ltd.

Address:       109 Temple Blvd., Suite 100
               Lufkin, Texas  75901-7321

Designated Filer:      T.L.L. Temple Foundation

Issuer & Ticker Symbol:       South Texas Drilling & Exploration, Inc. (PDC)

Date of Event
       Requiring Statement:   1/20/98

Signature:     ATSP PARTNERSHIP, LTD.,

               By:     ARTHUR TEMPLE, INC.
                       its General Partner


               By:    *
                   -------------------------------
               Name:  Arthur Temple
               Title: President

               *Attorney-in-fact


                                Page 4 of 6 pages

                                POWER OF ATTORNEY


        The undersigned do hereby make, constitute and appoint Arthur Temple, III, acting jointly or singly, the undersigned's attorney-in-fact (hereinafter referred to as "Attorney") with power to act for the undersigned and in the undersigned's name, place and stead, with or without the other and with full power of substitution and resubstitution, for the sole purpose of executing, making, declaring, certifying and filing on behalf of the undersigned with the Securities and Exchange Commission, and other appropriate governmental or private entities, any and all statements, reports and other information required to be filed by the undersigned under the Securities Exchange Act of 1934, as amended, or other state or federal statutes, by virtue of or relating to the undersigned's beneficial ownership of equity securities of South Texas Drilling and Exploration, Inc., including without limitation any Schedule 13D, any and all amendments to any such schedule, any Joint Filing Agreement and any and all amendments thereto, any Form 3, 4 or 5 and any and all amendments thereto, and all other documents and information incidental or related thereto required to be executed, made or filed by the undersigned, in the form and manner in which such Attorney deems necessary, appropriate, convenient or desirable to be done pursuant to and in accordance with the authorization contained in this Power of Attorney, as fully and to all intents and purposes as the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of the Attorneys and each of them.

        IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on August 14, 2001.

                                      T.L.L. TEMPLE FOUNDATION


                                      By: /s/ ARTHUR TEMPLE, III
                                          --------------------------------------
                                      Name:   Arthur Temple, III
                                      Title:  Chairman of the Board of Trustees

                                      TEMPLE INTERESTS, LTD.


                                      By: TEMPLE SOUTHWOOD, INC.
                                          its Managing General Partner


                                          By: /s/ ARTHUR TEMPLE, III
                                              ----------------------------------
                                              Arthur Temple, III
                                              President, Secretary and Treasurer


                                      /s/ ARTHUR TEMPLE, III
                                      ------------------------------------------
                                      ARTHUR TEMPLE, III


                                Page 5 of 6 pages

                                      TEMPLE SOUTHWOOD, INC.,


                                      By: /s/ ARTHUR TEMPLE, III
                                          --------------------------------------
                                      Name:   Arthur Temple, III
                                      Title:  President, Secretary and Treasurer

                                      ATSP PARTNERSHIP, LTD.,

                                      By:  ARTHUR TEMPLE, INC.
                                           its Managing Partner


                                           By: /s/ ARTHUR TEMPLE
                                               ---------------------------------
                                           Name:  Arthur Temple
                                           Title: President



                                Page 6 of 6 pages